UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WM. WRIGLEY JR. COMPANY (Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)

36-1988190 (I.R.S. Employer Identification Number)

410 North Michigan Avenue Chicago, Illinois				60611

(Address of Principal Executive Offices)				(Zip Code)

	Amended Wm. Wrigley Jr. Company 1997 Management Incentive Plan

(Full Title of the Plan)

	Howard Malovany, Esq. Vice President, Secretary and General Counsel Wm. Wrigley Jr. Company 410 North Michigan Avenue, Chicago, IL 60611

(Name and Address of Agent For Service)

	(312) 644-2121

	(Registrant's Telephone Number, including Area Code)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	10,000,000 (1)	$56.34 (2)	$563,400,000 (2)	$45,579.06

(1)

Together with an indeterminate number of shares of the Registrant's Common Stock that may be necessary to adjust the number of shares reserved for issuance pursuant to the Registrant's Management Incentive Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding shares of the Registrant's Common Stock. In accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), such indeterminable number of additional shares as may be issuable as a result of such adjustments are also registered hereby.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(c) of the Securities Act based upon the average of the high and low prices of the Common Stock on October 27, 2003, as reported on the New York Stock Exchange.

REGISTRATION OF ADDITIONAL SECURITIES

         The Registrant is filing this registration statement for the purpose of registering, in accordance with Instruction E to Form S-8, an additional ten million (10,000,000) shares of its Common Stock, no par value (the "Common Stock"), issuable under the Amended Wm. Wrigley Jr. Company 1997 Management Incentive Plan (the "Management Incentive Plan"). Pursuant to such Instruction E, the contents of the registration statement on Form S-8 (File No. 333-48715) are hereby incorporated by reference into this registration statement.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.	Interest of Named Experts and Counsel.

          Howard Malovany will issue an opinion regarding the validity of the Common Stock offered hereby. Mr. Malovany is the Company's Vice President, Secretary and General Counsel. Mr. Malovany currently owns shares of the Common Stock and is eligible to participate in the Management Incentive Plan.

Item 8.	Exhibits.

See Exhibit Index.

SIGNATURES

          The Registrant. Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 30th day of October, 2003.

WM. WRIGLEY JR. COMPANY

	By:	/s/ Howard Malovany
Howard Malovany
Vice President, Secretary and General Counsel

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Howard Malovany with power to act without the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all subsequent amendments and supplements to this Registration Statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Date

/s/ William Wrigley, Jr. President and Chief Executive Officer and Chairman of the Board of Directors		October 30, 2003

/s/ Ronald V. Waters Ronald V. Waters Senior Vice President and Chief Financial Officer		October 30, 2003

/s/ Reuben Gamoran Reuben Gamoran Vice President and Controller		October 30, 2003

/s/ John F. Bard John F. Bard Director		October 30, 2003

/s/ Howard B. Bernick Howard B. Bernick Director		October 30, 2003

/s/ Thomas A. Knowlton Thomas A. Knowlton Director		October 30, 2003

/s/ Penny Pritzker Penny Pritzker Director		October 30, 2003

/s/ Melinda R. Rich Melinda R. Rich Director		October 30, 2003

/s/ Steven B. Sample Steven B. Sample Director		October 30, 2003

/s/ Alex Shumate Alex Shumate Director		October 30, 2003

/s/ Richard K. Smucker Richard K. Smucker Director		October 30, 2003

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4	Amended Wm. Wrigley Jr. Company 1997 Management Incentive Plan (incorporated by reference to Exhibit 10(g) to the Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 2002).

5	Opinion of Howard Malovany

23(a)	Consent of Ernst & Young LLP

23(b)	Consent of Howard Malovany (included in Exhibit 5)

24	Power of Attorney (included on signature page)